Exhibit 5.1

[PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]

April 19, 2007

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission the (“Commission”) under Rule 462(e) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and resale from time to time of up to 1,165,065 of the Company’s common shares of beneficial interest, par value $.01 per share, including rights to acquire common shares that are attached to, or trade with, such common shares (the “Common Shares”), by the selling shareholders listed under “Selling Shareholders” in the prospectus included in the Registration Statement, as updated by any related prospectus supplements thereto (collectively, the “Prospectus”). The Common Shares include shares (a) already issued by the Company (the “Issued Shares”), and (b) issuable upon (i) the conversion of the Company’s 5.417% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Preferred Shares”), or (ii) the redemption of units (the “DownREIT Units”) of limited liability company interest in NVI-Avenue, LLC (“NVI-Avenue”), a consolidated subsidiary of the Company (all such Common Shares described in (b)(i) and (b)(ii) are the “Issuable Shares”).

For the purposes of this opinion, we have examined the following documents (each a “Document” and together the “Documents”):

1.	an executed copy of the Registration Statement;

2.	the Prospectus;

3.	the Declaration of Trust of the Company dated May 5, 1999, as amended by the Articles of Amendment of Declaration of Trust of the Company dated May 6, 2004, as corrected by the Certificate of Correction of Articles of Amendment of Declaration of Trust of the Company dated June 17, 2004 (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on April 11, 2007 and as certified to us by the Secretary of the Company as being in effect as of the date hereof;

4.	the Amended and Restated Bylaws of the Company dated February 12, 2003, as amended October 29, 2003, May 5, 2004 and February 17, 2006 (the “Bylaws”), as Federal Realty Investment Trust certified to us by the Secretary of the Company as being in effect as of the date hereof;

Federal Realty Investment Trust

April 19, 2007

5.	the Amended and Restated Rights Agreement, dated March 11, 1999, between the Company and American Stock Transfer & Trust Company, as amended by the First Amendment to Amended and Restated Rights Agreement, dated as of November 2003, between the Company and American Stock Transfer & Trust Company;

6.	the Registration Rights Agreement, dated March 8, 2007, between the Company and J. Joseph Credit, as agent, pursuant to a power to a power of attorney on behalf of each of the Selling Shareholders (as defined therein);

7.	the resolutions of the Board of Trustees of the Company adopted at a meeting held on November 22, 2006, and the resolutions of the Pricing Committee of the Company adopted by written consent dated March 8, 2007, as certified to us by the Secretary of the Company as being in effect as of the date hereof (together, the “Resolutions”);

8.	the Articles Supplementary, dated March 8, 2007, establishing and fixing the rights and preferences of the Preferred Shares (the “Articles Supplementary”), as certified by the SDAT on April 11, 2007 and as certified to us by the Secretary of the Company as being in effect as of the date hereof;

9.	the Articles of Organization of NVI-Avenue, as certified by the SDAT on April 17, 2007 and as certified to us by the Secretary of FR White Marsh, Inc., the sole managing member of NVI-Avenue, as being in effect as of the date hereof;

10.	the Amended and Restated Limited Liability Company Agreement of NVI-Avenue, dated as of March 8, 2007, entered into by and between Nottingham Properties, Inc. and J. Joseph Credit, as agent pursuant to a power of attorney for the persons whose names are set forth on Exhibit A attached thereto, as certified to us by the Secretary of FR White Marsh, Inc., the sole managing member of NVI-Avenue, as being in effect as of the date hereof (the “Operating Agreement”);

11.	a certificate of an officer of the Company dated as of the date hereof; and

12.	a certificate of an officer of FR White Marsh, Inc. dated as of the date hereof.

For purposes of this opinion letter, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

Federal Realty Investment Trust

April 19, 2007

In connection with this opinion letter, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein.

In our examination of the aforesaid documents, we have assumed without independent investigation (i) that each entity (other than the Company and NVI-Avenue) that is a party to any Document is, and has been at all times relevant to this opinion letter, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized; (ii) the due authorization, execution and delivery of each Document by each of the parties thereto (other than the Company and NVI-Avenue); and (iii) the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed without independent investigation that, at and prior to the time of the sale and delivery of any Common Shares pursuant to the Registration Statement, (i) any contemplated or necessary additional actions shall have been taken and the authorization of the issuance of the Issuable Shares will not have been modified or rescinded, (ii) the Registration Statement will have been declared effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings with respect thereto will have been commenced or threatened, (iii) there will not have occurred any change in law materially and adversely affecting the validity of the Common Shares and (iv) none of the Common Shares will be transferred in violation of the provisions of the Declaration of Trust relating to restrictions on ownership and transfer of capital stock.

We have also assumed without independent investigation that the offer, sale and delivery of any Common Shares, and compliance by the Company with the rights, powers, privileges and preferences and other terms, if any, of such Common Shares will not at the time of such offering, sale and delivery violate or conflict with (i) the Declaration of Trust, as then amended, restated and supplemented, or the Bylaws, as then amended, restated or supplemented, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Common Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of capital shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time, and that the

Federal Realty Investment Trust

April 19, 2007

consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Issuable Shares as contemplated by each of the Registration Statement and the Prospectus is not less than the par value per share.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	The Issued Shares are duly authorized, legally issued, fully paid and nonassessable.

2.	Upon issuance and delivery of and payment in the manner contemplated by, and in accordance with, the Registration Statement, the Prospectus, the Resolutions, and either the Articles Supplementary or the Operating Agreement, as applicable, the Issuable Shares offered and sold pursuant to the Registration Statement will be legally issued, fully paid and nonassessable.

Our opinions in Paragraphs 1 and 2 above are subject to and limited by the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting or relating to the rights of creditors generally, and are limited by general equitable principles.

This opinion letter is limited to the laws of the State of Maryland, excluding the securities laws, blue sky laws and the choice-of-law provisions thereof. We render no opinions with respect to the law of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

The opinions set forth in this letter are limited to the matters expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Federal Realty Investment Trust

April 19, 2007

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP